EXHIBIT 107

CALCULATION OF REGISTRATION FEE

 Form S-8

	Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Fees to be paid	Equity	Common stock, $0.001 par value per share(3)	457(c)	15,000,000	$0.24	$3,600,000	$0.0001381	$497.16
	Total Offering Amount					$3,600,000		$497.16
	Total Fees Previously Paid							—
	Total Fee Offsets							N/A
	Net Fee Due							$497.16

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of Class A common stock being registered pursuant to this registration statement.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the closing price per share of the registrant's common stock on the OTCQB Market maintained by OTC Markets Group, Inc. on May 26, 2026.

(3)

Represents shares of common stock available for future issuance under the Karbon-X 2024 Employee, Director, Officer and Consultant Stock Option Plan, as amended (the "Option Plan"), which number consists of 15,000,000 shares of common stock that may become issuable upon the exercise of options under the Option Plan.